Exhibit 99



             The Middleby Corporation Completes Secondary Offering



ELGIN, IL, July 20, 2005 --- The Middleby Corporation (NASDAQ:MIDD) announced today the successful completion of the offering of 1,395,381 shares of common stock (including 182,006 shares that had been subject to the underwriters' option to purchase additional shares) by certain stockholders controlled by either William F. Whitman, the former chairman of the board, or members of his family. The company did not sell any shares or receive any proceeds from the sale of stock by the selling stockholders in the offering.

Lehman Brothers Inc. acted as the sole bookrunning manager for the offering. Robert W. Baird & Co. and Roth Capital Partners acted as co-managers.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

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The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets, distributes and services a broad line of equipment used for cooking and food preparation in commercial and institutional kitchens and restaurants throughout the world. For further information about The Middleby Corporation, visit www.middleby.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although The Middleby Corporation believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond The Middleby Corporation's ability to control or predict. Important factors that may cause actual results to differ materially and could impact The Middleby Corporation and the statements contained in this news release include market conditions that may affect the offering and other factors described in The Middleby Corporation's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, The Middleby Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Middleby Corporation assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE:  The Middleby Corporation

Contact:  Darcy Bretz, Investor and Public Relations

          The Middleby Corporation

          (847) 429-7756